UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2011

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Creation of Revolving Credit Facility

On September 28, 2011 (the “Closing Date”), TPG Specialty Lending, Inc. (the “Company”) entered into a revolving credit facility (the “Facility”) with Deutsche Bank Trust Company Americas (“DBTCA”) as administrative agent (the “Administrative Agent”), and DBTCA and certain of its affiliates as lenders. Proceeds from the Facility may be used for investment activities, expenses, working capital requirements and general purposes.

The maximum principal amount of the Facility is $150 million, subject to availability under the borrowing base which is based on unfunded capital commitments and outstanding indebtedness. The maximum principal amount of the Facility may be increased by request of the Company up to $250 million, at the discretion of the lenders. Amounts drawn under the Facility will bear interest at either a LIBOR plus a margin, or the prime lending rate plus a margin.

The Facility will mature upon the earlier of the date two (2) years from the Closing Date and 25 days prior to a qualifying initial public offering of the Company.

The Facility is secured by a perfected first priority security interest in the unfunded capital commitments of the Company’s private investors, including assignment of the right to make capital calls, receive and apply capital contributions, enforce remedies and claims related thereto, and a pledge of the collateral account into which all capital calls flow.

The Facility contains customary covenants, including certain maintenance covenants, and events of default. The Company drew $98 million on the Closing Date with interest payable at the prime lending rate plus an applicable margin.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC.
(Registrant)

Date: October 3, 2011	By: /s/ Ronald Cami

Ronald Cami
Vice President

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